Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Prospectus that is a part of the Registration Statement on Form S-3 of PowerShares DB G10 Currency Harvest Fund of our reports dated February 22, 2013, with respect to the statements of financial condition, including the schedules of investments, of PowerShares DB G10 Currency Harvest Fund as of December 31, 2012 and 2011, and the related statements of income and expenses, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 Annual Report on Form 10-K of PowerShares DB G10 Currency Harvest Fund.

We consent to the incorporation by reference in the Prospectus that is a part of the Registration Statement on Form S-3 of PowerShares DB G10 Currency Harvest Fund of our report dated March 20, 2013, with respect to the statements of financial condition of DB Commodity Services LLC as of December 31, 2012 and 2011, and the related statements of income and expenses, changes in member’s capital (deficit), and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the Current Report on Form 8-K of the Fund dated March 21, 2013.

We also consent to the reference to our firm under the heading “Experts” in the above noted Prospectus filing.

/s/ KPMG LLP

November 6, 2013

New York, New York